Exhibit 99.2
PRESS RELEASE
Contact:
John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Ardea Biosciences Announces Positive Results from a Phase 1 Study of Lead
Hyperuricemia and Gout Candidate, RDEA594 and a Phase 2a Study of
RDEA594’s Prodrug, RDEA806
SAN DIEGO, April 20, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced positive results from a Phase 1 study in normal, healthy volunteers of RDEA594, its lead product candidate for the treatment of hyperuricemia and gout, and a pilot Phase 2a proof-of-concept study in gout patients of RDEA594’s prodrug, RDEA806 (RDEA806 is converted to RDEA594 in the body). RDEA594 is an inhibitor of URAT1, a transporter in the kidney that regulates uric acid excretion. These data, as well as future development plans for RDEA594, are being presented today at an investor and analyst event hosted by the Company in New York, NY. The Company intends to present further data from RDEA594 studies at an upcoming scientific conference.
Phase 1
Over 60 normal, healthy volunteers have been administered RDEA594 in Phase 1 single-dose and multiple-dose studies at doses ranging from 5 to 600 mg. Results from the randomized, double-blind, placebo-controlled, multiple-ascending-dose study of RDEA594 that evaluated 100, 200 and 400 mg, oral, once-daily doses of RDEA594 or placebo over a 10-day dosing period are being presented. Statistically significant reductions in uric acid were dose-dependent and seen in all dose groups. A reduction of 45% from baseline (corrected for placebo) was observed after 10 days at the highest dose evaluated. In Phase 1 studies, RDEA594 has been well-tolerated, with no serious adverse events or drug-related discontinuations due to adverse events. Adverse events were infrequent, transient and of mild to moderate severity, with no imbalance between placebo and drug groups.
Following is a summary of uric acid percentage reductions from baseline observed in the multiple-ascending-dose study of RDEA594:

	Placebo-Corrected Change
RDEA594 Dose	from Baseline (%)	p-value vs. Placebo
100 mg QD	16	< 0.05
200 mg QD	31	< 0.01
400 mg QD	45	< 0.001
Ardea is initiating a comprehensive Phase 2 program to demonstrate the broad clinical utility of RDEA594 in the treatment of hyperuricemia and gout. This program includes a Phase 2 dose-ranging study of RDEA594 in gout patients, as well as a number of additional studies, including a combination study with RDEA594 added on to allopurinol, currently the most prescribed medication for the treatment of hyperuricemia and gout, a drug-drug interaction study of RDEA594 in combination with febuxostat (ULORIC® from Takeda Pharmaceuticals North America, Inc.), and a renal impairment and pharmacodynamic study of

RDEA594 in subjects with varying degrees of renal insufficiency. The Phase 2 program will be initiated in the second quarter of this year and is designed to further assess the safety, pharmacodynamics and efficacy of RDEA594 as a single agent and in combination with other agents that lower uric acid via a different, and potentially complementary, mechanism. Initial results from this program are expected in the fourth quarter of 2009.
Phase 2a
The uric acid-lowering activity of RDEA594, when administered as its prodrug, RDEA806, was also evaluated in a randomized, double-blind, placebo-controlled pilot Phase 2a proof-of-concept study. RDEA806 was administered as 400 mg once- and twice-daily oral doses over a 28-day dosing interval in patients with hyperuricemia (uric acid greater than or equal to 8 mg/dl) and a history of gout. Dose-dependent reductions in uric acid were observed in both groups, with a linear relationship between plasma concentrations of RDEA594 and uric acid reduction. Placebo-corrected reductions from baseline of approximately 40% were observed after 28 days in the twice-daily dosing group, which was consistent with reductions seen in previous studies of RDEA806 in normal, healthy volunteers. RDEA806 was also well-tolerated. There were no serious adverse events or discontinuations due to adverse events, and there was no significant difference in the rates of adverse events across drug- and placebo-treated groups. Following this successful demonstration of proof-of-concept in gout patients, all further studies in gout will be conducted directly with RDEA594.
“Positive results from the Phase 1 study of RDEA594 confirm its selection as our lead product candidate for the treatment of hyperuricemia and gout,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “Results from our pilot Phase 2a study confirm RDEA594’s ability to significantly lower serum uric acid levels in gout patients and again demonstrate the strong correlation between RDEA594 drug levels and uric acid lowering, which has now been seen in both healthy volunteers and gout patients.”
“Gout is a debilitating disease that affects millions of individuals worldwide,” added Dr. Mark C. Genovese, professor of medicine, co-chief of the division of immunology and rheumatology at Stanford University Medical Center and a participant in today’s expert panel discussion. “There is a significant unmet medical need for new, well-tolerated, oral urate-lowering agents, particularly those working via a novel mechanism.  Such an agent could be combined with allopurinol in the many patients who are not achieving an adequate response. It could also be extremely useful in patients who do not tolerate allopurinol or other available products.  These results with RDEA594 are highly encouraging, and I look forward to its further development.”
Ardea will host a live webcast on Monday, April 20, 2009 from 5:00 p.m. to 7:00 p.m. Eastern Daylight Time. To access the webcast, please log onto Ardea’s website at www.ardeabio.com and click on the Investors Center section approximately 10 minutes prior to the start of the webcast to allow for any software downloads that may be necessary. An archived recording of the event will be available on Ardea’s website for one month.
About RDEA594
RDEA594 is our lead product candidate for the treatment of hyperuricemia and gout. RDEA594 is an inhibitor of the URAT1 transporter in the kidney, which is responsible for the regulation of uric acid levels. Over 300 people have safely received RDEA594, either by direct administration or through administration of RDEA806, its prodrug.
About Ardea Biosciences, Inc.

Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of gout, human immunodeficiency virus (HIV), cancer and inflammatory diseases. We have five product candidates in clinical development for four indications and others in preclinical development and discovery. Our most advanced product candidate is RDEA806, a non-nucleoside reverse transcriptase inhibitor (NNRTI), which has successfully completed a Phase 2a study for the treatment of patients with HIV. We have evaluated our second-generation NNRTI for the treatment of HIV, RDEA427, in a human micro-dose pharmacokinetic study and have selected it for clinical development based on a plasma half-life of greater than 40 hours. RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, has completed Phase 1 clinical trials and will begin Phase 2 in the second quarter of 2009. We are evaluating our lead MEK inhibitor, RDEA119, in a Phase 1/2 study in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals, Bayer HealthCare) and as a single agent in a Phase 1 study, both in advanced cancer patients, and have completed a Phase 1 study in normal healthy volunteers as a precursor to trials in patients with inflammatory diseases. Lastly, we have evaluated our second-generation MEK inhibitor for the treatment of cancer and inflammatory diseases, RDEA436, in a human micro-dose pharmacokinetic study and have selected it for clinical development.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA806, RDEA594, RDEA427, RDEA119, RDEA436 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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